Exhibit 2

Exhibit 2

2015 FOURTH QUARTER RESULTS Stock Listing Information Colombian Stock Exchange S.A. Ticker: CLH Investor Relations Jesús Ortiz de la Fuente +57 (1) 603-9051 E-mail: jesus.ortizd@cemex.com

OPERATING AND FINANCIAL HIGHLIGHTS

	January - December			Fourth Quarter		
	2015	2014	% var	2015	2014	% var
Consolidated cement volume	7,315	7,910	(8%)	1,818	1,924	(6%)
Consolidated domestic gray cement	6,636	7,074	(6%)	1,601	1,747	(8%)
Consolidated ready-mix volume	3,395	3,497	(3%)	767	872	(12%)
Consolidated aggregates volume	8,447	8,671	(3%)	1,899	2,172	(13%)
Net sales	1,427	1,725	(17%)	325	400	(19%)
Gross profit	677	855	(21%)	156	199	(22%)
as % of net sales	47.5%	49.6%	(2.1pp)	48.0%	49.8%	(1.8pp)
Operating earnings before other expenses, net	365	481	(24%)	83	109	(24%)
as % of net sales	25.6%	27.9%	(2.3pp)	25.6%	27.3%	(1.7pp)
Controlling interest net income (loss)	95	273	(65%)	-22	64	N/A
Operating EBITDA	450	577	(22%)	103	134	(23%)
as % of net sales	31.5%	33.5%	(2.0pp)	31.8%	33.5%	(1.7pp)
Free cash flow after maintenance capital expenditures	249	252	(1%)	61	0	N/A
Free cash flow	105	172	(39%)	27	-40	N/A
Net debt	1,034	1,140	(9%)	1,034	1,140	(9%)
Total debt	1,088	1,191	(9%)	1,088	1,191	(9%)
Earnings per share	0.17	0.46	(62%)	(0.04)	0.12	N/A
Shares outstanding at end of period	556	556	0%	556	556	0%
Employees	4,813	4,915	(2%)	4,813	4,915	(2%)

Cement and aggregates volumes in thousands of metric tons. Ready-mix volumes in thousands of cubic meters.
In millions of US dollars, except volumes, percentages, employees, and per-share amounts.
Shares outstanding are presented in millions.

Consolidated net sales during the fourth quarter of 2015 declined by 19% compared to the fourth quarter of 2014. For the full year consolidated net sales decreased by 17%, compared to the same period in 2014. This decline in net sales is explained mainly as a result of foreign exchange fluctuations and the effect of lower cement volumes from our operations in Colombia and Panama.

Cost of sales as a percentage of net sales during 2015 increased by 2.1pp from 50.4% to 52.5% on a year-over-year basis.

Operating expenses as a percentage of net sales during the 2015 increased by 0.2pp from 21.7% to 21.9% compared to the same period in 2014.

Operating EBITDA during the fourth quarter of 2015 declined by 23% compared to the fourth quarter of 2014. During the full year operating EBITDA decreased by 22%, compared to the same period in 2014.This decline is mainly explained by foreign exchange fluctuations and the effect of lower cement volumes from our operations in Colombia and Panama.

Operating EBITDA margin during the fourth quarter of 2015 declined by 1.7pp, compared to the fourth quarter of 2014. During 2015 operating EBITDA margin declined by 2.0pp compared with the same period last year.

Controlling interest net income during 2015 reached US$95 million, declining 65% compared to the same period in 2014. During the fourth quarter 2015 we registered a Controlling interest net loss of US$22 million, compared to a net income of US$64 million in the same period in 2014

Total debt at the end of the year reached US$1,088 million.

2015 Fourth Quarter Results Page 2

OPERATING RESULTS

CEMEX LatAm Holdings

Colombia

	January - December			Fourth Quarter		
	2015	2014	% var	2015	2014	% var
Net sales	725	993	(27%)	173	225	(23%)
Operating EBITDA	248	363	(32%)	60	82	(27%)
Operating EBITDA margin	34.2%	36.5%	(2.3pp)	34.4%	36.6%	(2.2pp)

In millions of US dollars, except percentages.

	Domestic gray cement		Ready-Mix		Aggregates	
	January - December	Fourth Quarter	January - December	Fourth Quarter	January - December	Fourth Quarter
Volume	(9%)	(8%)	(3%)	(11%)	(6%)	(16%)
Price (USD)	(22%)	(15%)	(23%)	(23%)	(23%)	(21%)
Price (local currency)	8%	18%	6%	7%	4%	9%

Year-over-year percentage variation.

In Colombia, during the fourth quarter our domestic gray cement, ready-mix and aggregates volumes declined by 8%, 11% and 16% respectively, compared to the fourth quarter of 2014. For the full year, our domestic gray cement, ready-mix and aggregates volumes decreased by 9%, 3% and 6%, respectively, compared to 2014.

Our volume performance both during the fourth quarter and during the year is mainly explained by a tough comparison base in 2014, as well as by our value before volume strategy in the country.

During the fourth quarter our prices in local currency increased sequentially by 5 percentage points, and by 18 percentage points compared with the fourth quarter of 2014.

Panama

	January - December			Fourth Quarter		
	2015	2014	% var	2015	2014	% var
Net sales	285	315	(10%)	61	74	(18%)
Operating EBITDA	117	140	(16%)	26	31	(18%)
Operating EBITDA margin	41.2%	44.3%	(3.1pp)	42.4%	42.5%	(0.1pp)

In millions of US dollars, except percentages.

	Domestic gray cement		Ready-Mix		Aggregates	
	January - December	Fourth Quarter	January - December	Fourth Quarter	January - December	Fourth Quarter
Volume	(9%)	(22%)	(12%)	(24%)	(0%)	(19%)
Price (USD)	4%	5%	(4%)	(6%)	3%	2%
Price (local currency)	4%	5%	(4%)	(6%)	3%	2%

Year-over-year percentage variation.

In Panama during the fourth quarter our domestic gray cement, ready-mix and aggregates volumes decreased by 22%, 24% and 19% respectively, compared to the fourth quarter of 2014. For 2015, our domestic gray cement and ready-mix volumes decreased by 9% and 12% respectively, while our aggregates volumes remained flat, compared to 2014.

During the year, the negative performance in our volumes is mainly explained by lower sales to the Panama Canal expansion project, the completion of some large infrastructure projects, as well as a slow-down in the process of approval of construction licenses, and in execution of new infrastructure projects.

Cement sales to the Panama Canal expansion project declined by 80% and 55% during the quarter and for the full year, respectively, on a year-over-year basis.

2015 Fourth Quarter Results Page 3

OPERATING RESULTS

Costa Rica

	January - December			Fourth Quarter		
	2015	2014	% var	2015	2014	% var
Net sales	167	153	9%	36	39	(7%)
Operating EBITDA	69	69	(0%)	15	18	(18%)
Operating EBITDA margin	41.3%	45.4%	(4.1pp)	41.5%	46.9%	(5.4pp)

In millions of US dollars, except percentages.

	Domestic gray cement		Ready-Mix		Aggregates	
	January - December	Fourth Quarter	January - December	Fourth Quarter	January - December	Fourth Quarter
Volume	7%	(9%)	14%	13%	16%	4%
Price (USD)	3%	(1%)	(1%)	4%	(3%)	(11%)
Price (local currency)	1%	(2%)	(3%)	4%	(4%)	(12%)

Year-over-year percentage variation.

In Costa Rica, during the fourth quarter our domestic gray cement volumes declined by 9%, while our ready-mix, and aggregates volumes increased by 13% and 4%, respectively, compared to the fourth quarter of 2014. For the full year our domestic gray cement, ready-mix and aggregates volumes increased by 7%, 14% and 16%, respectively, compared to 2014.

Our cement volumes for the full year 2015 were positive affected by construction of roads, as well as hydroelectric projects like "Chucás". However, the negative performance in cement volumes during the fourth quarter versus the same quarter in 2014 reflects a decline in dispatches for this sector.

Rest of CLH

	January - December			Fourth Quarter		
	2015	2014	% var	2015	2014	% var
Net sales	269	277	(3%)	60	67	(10%)
Operating EBITDA	73	78	(7%)	16	18	(15%)
Operating EBITDA margin	27.1%	28.3%	(1.2pp)	25.9%	27.5%	(1.6pp)

In millions of US dollars, except percentages.

	Domestic gray cement		Ready-Mix		Aggregates	
	January - December	Fourth Quarter	January - December	Fourth Quarter	January - December	Fourth Quarter
Volume	(2%)	2%	13%	(8%)	13%	29%
Price (USD)	(6%)	(9%)	0%	1%	8%	(1%)
Price (local currency)	1%	(1%)	2%	3%	11%	3%

Year-over-year percentage variation.

In the Rest of CLH region, which includes our operations in Nicaragua, Guatemala, El Salvador and Brazil, during the fourth quarter of 2015 our domestic gray cement and aggregates volumes increased by 2% and 29%, respectively, while our ready-mix volumes declined by 8%, compared to the fourth quarter of 2014. During 2015, our domestic gray volumes decreased by 2%, while our ready-mix and aggregates volumes increased by 13% and 13% respectively, compared to 2014.

The positive performance in our cement volumes in Nicaragua and ready-mix in Guatemala was offset by weak demand conditions in the other markets, especially by the results in our operations in Brazil. Housing and infrastructure in Nicaragua, along with industrial-and-commercial activity in Guatemala, remained the main drivers of demand for our products.

2015 Fourth Quarter Results Page 4

OPERATING EBITDA, FREE CASH FLOW AND DEBT RELATED INFORMATION

CEMEX LatAm Holdings

Operating EBITDA and free cash flow

	January - December			Fourth Quarter		
	2015	2014	% var	2015	2014	% var
Operating earnings before other expenses, net	**365**	**481**	**(24%)**	**84**	**109**	**(23%)**
+ Depreciation and operating amortization	85	96		20	25	
Operating EBITDA	**450**	**577**	**(22%)**	**104**	**134**	**(22%)**
- Net financial expense	74	90		16	15	
- Capital expenditures for maintenance	52	63		26	25	
- Change in working Capital	(44)	64		(20)	67	
- Taxes paid	107	110		20	29	
- Other cash items (Net)	12	(2)		1	(2)	
Free cash flow after maintenance capital exp	**249**	**252**	**(1%)**	**61**	**-**	**n/a**
- Strategic Capital expenditures	144	80		34	40	
Free cash flow	**105**	**172**	**(39%)**	**27**	**(40)**	**n/a**

In millions of US dollars, except percentages.

Information on Debt

	Fourth Quarter			Third Quarter
	2015	2014	% var	2015
Total debt [1, 2]	**1,088**	**1,191**	**(9%)**	**1,118**
Short term	24%	12%		13%
Long term	76%	88%		87%
Cash and cash equivalents	(54)	52	n/a	58
Net debt	**1,034**	**1,140**	**(9%)**	**1,060**

	Fourth Quarter	
	2015	2014
Currency denomination		
U.S. dollar	99%	99%
Colombian peso	1%	1%
Interest rate		
Fixed	77%	79%
Variable	23%	21%

In millions of US dollars, except percentages.
[1] Includes capital leases, in accordance with International Financial Reporting Standards (IFRS).
[2] Represents the consolidated balances of CLH and subsidiaries.

2015 Fourth Quarter Results | Page 5

OPERATING RESULTS

Income statement & balance sheet

CEMEX Latam Holdings, S.A. and Subsidiaries
in thousands of U.S. Dollars, except per share amounts

	January - December			Fourth Quarter		
INCOME STATEMENT	2015	2014	% var	2015	2014	% var
Net sales	1,427,058	1,724,710	(17%)	324,978	400,412	(19%)
Cost of sales	(749,646)	(869,388)	14%	(168,881)	(201,094)	16%
Gross profit	**677,412**	**855,322**	**(21%)**	**156,097**	**199,318**	**(22%)**
Operating expenses	(312,594)	(374,191)	16%	(72,745)	(90,103)	19%
Operating earnings before other expenses, net	**364,818**	**481,131**	**(24%)**	**83,352**	**109,215**	**(24%)**
Other expenses, net	(83,360)	(2,758)	(2922%)	(70,453)	1,105	N/A
Operating earnings	**281,458**	**478,373**	**(41%)**	**12,899**	**110,320**	**(88%)**
Financial expenses	(73,748)	(90,449)	18%	(15,476)	(15,229)	(2%)
Other income (expenses), net	(19,189)	31,153	N/A	(1,267)	25,589	N/A
Net income before income taxes	**188,521**	**419,077**	**(55%)**	**(3,844)**	**120,680**	**N/A**
Income tax	(92,469)	(144,706)	36%	(17,643)	(56,113)	69%
Consolidated net income	**96,052**	**274,371**	**(65%)**	**(21,487)**	**64,567**	**N/A**
Non-controlling Interest Net Income	(561)	(973)	42%	(146)	(122)	(20%)
Controlling Interest Net Income	**95,491**	**273,398**	**(65%)**	**(21,633)**	**64,445**	**N/A**
				0	0	
Operating EBITDA	**449,772**	**576,940**	**(22%)**	**103,489**	**134,101**	**(23%)**
Earnings per share	**0.17**	**0.46**	**(62%)**	**(0.04)**	**0.12**	**N/A**

	as of December 31		
BALANCE SHEET	2015	2014	% var
Total Assets	**3,196,930**	**3,483,940**	**(8%)**
Cash and Temporary Investments	53,635	51,772	4%
Trade Accounts Receivables	91,568	122,003	(25%)
Other Receivables	41,611	33,752	23%
Inventories	86,134	102,821	(16%)
Other Current Assets	14,421	18,347	(21%)
Current Assets	287,369	328,695	(13%)
Fixed Assets	1,093,359	1,114,921	(2%)
Other Assets	1,816,202	2,040,324	(11%)
Total Liabilities	**1,880,115**	**2,083,007**	**(10%)**
Current Liabilities	524,245	406,913	29%
Long-Term Liabilities	1,347,340	1,664,719	(19%)
Other Liabilities	8,530	11,375	(25%)
Consolidated Stockholders' Equity	**1,316,815**	**1,400,933**	**(6%)**
Non-controlling Interest	5,329	5,762	(8%)
Stockholders' Equity Attributable to Controlling Interest	1,311,486	1,395,171	(6%)

2015 Fourth Quarter Results Page 6

OPERATING RESULTS

Income statement & balance sheet

CEMEX Latam Holdings, S.A. and Subsidiaries
in millions of Colombian Pesos in nominal terms, except per share amounts

	January - December			Fourth Quarter		
INCOME STATEMENT	2015	2014	% var	2015	2014	% var
Net sales	3,955,161	3,480,196	14%	991,012	887,470	12%
Cost of sales	(2,077,681)	(1,754,289)	(18%)	(514,996)	(445,697)	(16%)
Gross profit	**1,877,480**	**1,725,907**	**9%**	**476,016**	**441,773**	**8%**
Operating expenses	(866,371)	(755,058)	(15%)	(221,829)	(199,717)	(11%)
Operating earnings before other expenses, net	**1,011,109**	**970,849**	**4%**	**254,187**	**242,056**	**5%**
Other expenses, net	(231,036)	(5,565)	(4051%)	(214,844)	2,448	N/A
Operating earnings	**780,073**	**965,284**	**(19%)**	**39,343**	**244,504**	**(84%)**
Financial expenses	(204,397)	(182,510)	(12%)	(47,195)	(33,746)	(40%)
Other income (expenses), net	(53,183)	62,859	N/A	(3,860)	56,710	N/A
Net income before income taxes	**522,493**	**845,633**	**(38%)**	**(11,712)**	**267,468**	**N/A**
Income tax	(256,281)	(291,995)	12%	(53,801)	(124,372)	57%
Consolidated net income	**266,212**	**553,638**	**(52%)**	**(65,516)**	**143,096**	**N/A**
Non-controlling Interest Net Income	(1,555)	(1,966)	21%	(446)	(275)	(62%)
Controlling Interest Net Income	**264,657**	**551,672**	**(52%)**	**(65,959)**	**142,821**	**N/A**
Operating EBITDA	**1,246,566**	**1,164,178**	**7%**	**315,587**	**297,219**	**6%**
Earnings per share	**478.65**	**995.51**	**(52%)**	**(117.80)**	**257.34**	**N/A**

	as of December 31		
BALANCE SHEET	2015	2014	% var
Total Assets	**10,068,638**	**8,352,754**	**21%**
Cash and Temporary Investments	168,921	123,862	36%
Trade Accounts Receivables	288,391	291,887	(1%)
Other Receivables	131,054	80,752	62%
Inventories	271,276	245,996	10%
Other Current Assets	45,420	43,893	3%
Current Assets	905,062	786,390	15%
Fixed Assets	3,443,503	2,667,404	29%
Other Assets	5,720,073	4,898,960	17%
Total Liabilities	**5,921,365**	**5,001,075**	**18%**
Current Liabilities	1,651,092	973,524	70%
Long-Term Liabilities	4,243,408	4,000,337	6%
Other Liabilities	26,865	27,214	(1%)
Consolidated Stockholders' Equity	**4,147,273**	**3,351,679**	**24%**
Non-controlling Interest	16,785	13,786	22%
Stockholders' Equity Attributable to Controlling Interest	4,130,488	3,337,893	24%

2015 Fourth Quarter Results Page 7

OPERATING RESULTS

Operating Summary per Country

in thousands of U.S. dollars
Operating EBITDA margin as a percentage of net sales

	January - December			Fourth Quarter		
	2015	2014	% var	2015	2014	% var
NET SALES						
Colombia	724,709	993,322	(27%)	173,386	224,693	(23%)
Panama	284,527	315,244	(10%)	60,611	73,983	(18%)
Costa Rica	166,931	152,503	9%	35,972	38,773	(7%)
Rest of CLH	268,542	276,729	(3%)	59,993	66,572	(10%)
Others and intercompany eliminations	(17,651)	(13,088)	(35%)	(4,984)	(3,608)	(38%)
TOTAL	**1,427,058**	**1,724,710**	**(17%)**	**324,978**	**400,412**	**(19%)**
GROSS PROFIT						
Colombia	345,343	499,268	(31%)	82,240	113,278	(27%)
Panama	131,677	153,431	(14%)	28,974	35,078	(17%)
Costa Rica	87,483	83,587	5%	18,716	22,026	(15%)
Rest of CLH	96,552	99,990	(3%)	21,278	24,221	(12%)
Others and intercompany eliminations	16,357	19,046	(14%)	4,889	4,715	4%
TOTAL	**677,412**	**855,322**	**(21%)**	**156,097**	**199,318**	**(22%)**
OPERATING EARNINGS BEFORE OTHER EXPENSES, NET						
Colombia	222,069	327,049	(32%)	53,513	73,184	(27%)
Panama	98,763	122,196	(19%)	21,214	26,724	(21%)
Costa Rica	62,652	62,345	0%	13,392	16,488	(19%)
Rest of CLH	67,653	73,354	(8%)	14,084	17,148	(18%)
Others and intercompany eliminations	(86,319)	(103,813)	17%	(18,851)	(24,329)	23%
TOTAL	**364,818**	**481,131**	**(24%)**	**83,352**	**109,215**	**(24%)**
OPERATING EBITDA						
Colombia	248,153	362,922	(32%)	59,651	82,244	(27%)
Panama	117,241	139,785	(16%)	25,715	31,442	(18%)
Costa Rica	68,983	69,297	(0%)	14,917	18,176	(18%)
Rest of CLH	72,777	78,328	(7%)	15,530	18,319	(15%)
Others and intercompany eliminations	(57,382)	(73,392)	22%	(12,324)	(16,080)	23%
TOTAL	**449,772**	**576,940**	**(22%)**	**103,489**	**134,101**	**(23%)**
OPERATING EBITDA MARGIN						
Colombia	34.2%	36.5%		34.4%	36.6%	
Panama	41.2%	44.3%		42.4%	42.5%	
Costa Rica	41.3%	45.4%		41.5%	46.9%	
Rest of CLH	27.1%	28.3%		25.9%	27.5%	
TOTAL	**31.5%**	**33.5%**		**31.8%**	**33.5%**	

2015 Fourth Quarter Results Page 8

OPERATING RESULTS

Volume Summary

Consolidated volume summary

Cement and aggregates in thousands of metric tons
Ready mix in thousands of cubic meters

	January - December			Fourth Quarter		
	2015	2014	% var	2015	2014	% var
Total cement volume [1]	7,315	7,910	(8%)	1,818	1,924	(6%)
Total domestic gray cement volume	6,636	7,074	(6%)	1,601	1,747	(8%)
Total ready-mix volume	3,395	3,497	(3%)	767	872	(12%)
Total aggregates volume	8,447	8,671	(3%)	1,899	2,172	(13%)

[1] Consolidated cement volume includes domestic and export volume of gray cement, white cement, special cement, mortar and clinker.

Per-country volume summary

	January - December 2015 vs. 2014	Fourth Quarter 2015 vs. 2014	Fourth Quarter 2015 vs. Third Quarter 2015
DOMESTIC GRAY CEMENT			
Colombia	(9%)	(8%)	(3%)
Panama	(9%)	(22%)	(21%)
Costa Rica	7%	(9%)	(19%)
Rest of CLH	(2%)	2%	(4%)
READY-MIX			
Colombia	(3%)	(11%)	(11%)
Panama	(12%)	(24%)	(19%)
Costa Rica	14%	13%	(3%)
Rest of CLH	13%	(8%)	(21%)
AGGREGATES			
Colombia	(6%)	(16%)	(11%)
Panama	(0%)	(19%)	(21%)
Costa Rica	16%	4%	7%
Rest of CLH	13%	29%	(23%)

2015 Fourth Quarter Results Page 9

OPERATING RESULTS

Price Summary

Variation in U.S. dollars

	January - December 2015 vs. 2014	Fourth Quarter 2015 vs. 2014	Fourth Quarter 2015 vs. Third Quarter 2015
DOMESTIC GRAY CEMENT			
Colombia	(22%)	(15%)	4%
Panama	4%	5%	(1%)
Costa Rica	3%	(1%)	0%
Rest of CLH	(6%)	(9%)	(2%)
READY-MIX			
Colombia	(23%)	(23%)	(1%)
Panama	(4%)	(6%)	(2%)
Costa Rica	(1%)	4%	6%
Rest of CLH	0%	1%	1%
AGGREGATES			
Colombia	(23%)	(21%)	1%
Panama	3%	2%	2%
Costa Rica	(3%)	(11%)	(11%)
Rest of CLH	8%	(1%)	7%

For Rest of CLH, volume-weighted average prices.

Variation in local currency

	January - December 2015 vs. 2014	Fourth Quarter 2015 vs. 2014	Fourth Quarter 2015 vs. Third Quarter 2015
DOMESTIC GRAY CEMENT			
Colombia	8%	18%	5%
Panama	4%	5%	(1%)
Costa Rica	1%	(2%)	0%
Rest of CLH	1%	(1%)	(2%)
READY-MIX			
Colombia	6%	7%	0%
Panama	(4%)	(6%)	(2%)
Costa Rica	(3%)	4%	6%
Rest of CLH	2%	3%	1%
AGGREGATES			
Colombia	4%	9%	2%
Panama	3%	2%	2%
Costa Rica	(4%)	(12%)	(11%)
Rest of CLH	11%	3%	8%

For Rest of CLH, volume-weighted average prices.

2015 Fourth Quarter Results

Page 10

DEFINITIONS OF TERMS AND DISCLOSURES

Methodology for translation and presentation of results

Under IFRS, CLH reports its consolidated results in its functional currency, which is the US Dollar, by translating the financial statements of foreign subsidiaries using the corresponding exchange rate at the reporting date for the balance sheet and the corresponding exchange rates at the end of each month for the income statement.

For the reader's convenience, Colombian peso amounts for the consolidated entity are calculated by converting the US dollar amounts using the closing COP/US$ exchange rate at the reporting date for balance sheet purposes, and the average COP/US$ exchange rate for the corresponding period for income statement purposes. The exchange rates used to convert: (i) the balance sheet as of December 31, 2015 and December 31, 2014 was $3,149.47 and $2,392.46 Colombian pesos per US dollar, respectively, and (ii) the consolidated results for the fourth quarter of 2015 and for the fourth quarter of 2014 were $3,049.47 and $2,216.39 Colombian pesos per US dollar, respectively.

Per-country/region selected financial information of the income statement is presented before corporate charges and royalties which are included under "other and intercompany eliminations."

Consolidated financial information

When reference is made to consolidated financial information means the financial information of CLH together with its consolidated subsidiaries.

Presentation of financial and operating information

Individual information is provided for Colombia, Panama and Costa Rica.

Countries in Rest of CLH include Nicaragua, Guatemala, El Salvador and Brazil.

Exchange rates

	January - December		January - December		Fourth Quarter	
	2015 closing	2014 closing	2015 average	2014 average	2015 average	2014 average
Colombian peso	3,149.47	2,392.46	2,771.55	2,017.84	3,049.47	2,216.39
Panama balboa	1.00	1.00	1.00	1.00	1.00	1.00
Costa Rica colon	544.87	545.53	540.97	546.48	541.34	543.81
Euro	1.0864	0.8263	1.1016	0.7583	1.0864	0.8071

Amounts provided in units of local currency per US dollar.

2015 Fourth Quarter Results Page 11

OTHER ACTIVITIES AND INFORMATION Employee stock-ownership plan To better align our executives’ interests with those of our stockholders, on January 16, 2013, the CEMEX Latam Holdings’ Board of Directors, considering the positive report of the Board’s Nominating and Compensation Commission, approved, effective January 1, 2013, a long-term incentives plan to certain executives of CEMEX Latam Holdings, which consists of an annual compensation plan based on the CEMEX Latam Holdings’ shares. The underlying shares in this long-term incentives plan, which are held in the company’s treasury, are delivered fully vested under each annual program over a service period of four years. During 2015, the company delivered 242,618 shares to eligible executives under this long-term incentives plan. CLH announced Board of Directors Decisions CLH announced that at the meeting of the Board of Directors of the Company held on December 15, 2015 at 15:00 hours in Madrid (time in Madrid, Spain) in the corporate domicile of the Company, the relevant decisions indicated below were made, presenting and approving: 1. The appointment, prior favorable report of the Nominating and Compensation Committee, of the director Jaime Muguiro Domínguez as the President of the Board of Directors and of the director Jaime Elizondo Chapa as Vice-president of the Board of Directors. Such appointments have been agreed as a consequence of the resignation presented by Jaime Elizondo Chapa as the President of the Board of Directors and by Juan Pablo San Agustín Rubio as Vice-president of the Board of Directors, both resignations derived from the organizational changes produced inside the Cemex Group and in order to continue guaranteeing the correct operation of the Board of Directors. 2. The appointment, prior favorable report of the Nominating and Compensation Committee, of Jaime Muguiro Domínguez as Managing Director of the Company as a consequence of the resignation made by Jaime Elizondo Chapa of his delegated functions. The mentioned resignation is motivated by the new appointment of positions inside the Board of Directors mentioned in the first point above. 3. The appointment of the director Jaime Elizondo Chapa as member and Secretary of the Nominating and Compensation Committee, as a consequence of the resignation made by the director Ignacio Madridejos Fernández in such positions. The mentioned resignations are as a consequence of the organization changes produced inside the CEMEX Group and in order to continue guaranteeing the correct operation of the Nominating and Compensation Committee. 4. The appointment of Juan Fernando Enríquez Martell substituting Edgar Claudio Ángeles as Vice-president of Operations of the Company, prior favorable report of the Nominating and Compensation Committee. The mentioned appointment will be effective as of January 1, 2016. 2015 Fourth Quarter Results Page 12

DEFINITIONS OF TERMS AND DISCLOSURES Definition of terms Free cash flow equals operating EBITDA minus net interest expense, maintenance and strategic capital expenditures, change in working capital, taxes paid, and other cash items (net other expenses less proceeds from the disposal of obsolete and/or substantially depleted operating fixed assets that are no longer in operation). Maintenance capital expenditures investments incurred for the purpose of ensuring CLH’s operational continuity. These include capital expenditures on projects required to replace obsolete assets or maintain current operational levels, and mandatory capital expenditures, which are projects required to comply with governmental regulations or internal policies. Net debt equals total debt minus cash and cash equivalents. Operating EBITDA equals operating earnings before other expenses, net, plus depreciation and operating amortization. pp equals percentage points. Strategic capital expenditures investments incurred with the purpose of increasing CLH’s profitability. These include capital expenditures on projects designed to increase profitability by expanding capacity, and margin improvement capital expenditures, which are projects designed to increase profitability by reducing costs. Working capital equals operating accounts receivable (including other current assets received as payment in kind) plus historical inventories minus operating payables. 2015 Fourth Quarter Results Page 13